Exhibit 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
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 .                                                                                       Eight Months
 .                                                                   Years Ended            Ended
 .                                       ---------------------------------------------   ------------
 .                                     December 31             April 30,                 December 31,
 .                                       ------   ------------------------------------   ------------

                                          1998     1998      1997      1996      1995         1998
                                        ------   ------   -------   -------   -------      -------
Earnings:

Income before extraordinary item and
contri-
   bution to Equity Compensation Plan  $  (818) $ 7,862   $10,685   $ 9,079   $ 8,064      $(5,598)

Interest expense including
   amortization of debt issuance costs  27,440   14,706     7,816     6,630     4,345       14,587

Interest portion of Rental Expense         428      436       467       438       428          302
                                        ------   ------   -------   -------   -------      ------
Total Earnings                         $27,050  $23,004   $18,968   $16,147   $12,837      $ 9,291
                                        ======   ======   =======   =======   =======      =======

Fixed Costs:

Interest expenses including
   amortization of debt issuance costs  27,440  $14,706   $ 7,816  $ 6,630   $ 4,345       $14,587

Interest portion of Rental Expense         428      436       467       438       428          302
                                        ------   ------   -------   -------   -------      -------
Total Fixed Charges                     27,868  $15,142   $ 8,283   $ 7,068   $ 4,773       14,889
                                        ======   ======   =======   =======   =======      =======
Ratio of Earnings to Fixed Charges        0.97x    1.52x     2.29x     2.28x     2.69x        0.62x
                                        ======   ======   =======   =======   =======      =======

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